EXHIBIT 99.2

WODFI LLC Listing of Form 8-K Filings for fiscal 2004:

1.	January 23, 2004
2.	February 27, 2004
3.	March 30, 2004
4.	April 28, 2004
5.	May 25, 2004
6.	June 24, 2004
7.	July 29, 2004
8.	August 27, 2004
9.	September 29, 2004
10.	October 29, 2004
11.	November 23, 2004
12.	December 21, 2004
13.	January 27, 2005